Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of February 5, 2025 (the “Effective Date”), by and among Steel IP Investments, LLC with a business address of 590 Madison Avenue, 32nd Floor, New York, NY 10022 (together with its affiliates, the “Purchaser”), TPHS Lender LLC with a business address of 520 Madison Avenue, 30th Floor, New York, NY 10022 (the “Seller”) and, solely with respect to Sections 1.4, 1.6.3 and 5.1 hereto, Trinity Place Holdings Inc., a Delaware corporation (the “Company”).

WHEREAS, subject to the terms hereof, Seller desires to sell 25,862,245 shares of common stock (the “Common Stock”), par value $0.01 per share (such shares are referred to collectively herein as the “Shares”), of the Company, and Purchaser desires to purchase the Shares from Seller, in private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. SALE AND TRANSFER OF SHARES; CLOSING

1.1            Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares. Seller and Purchaser hereby agree that Purchaser shall pay to Seller an aggregate consideration of $2,586,200 (the “Purchase Price”), which represents $1,293,100 in consideration for the Shares and the remainder of which constitutes consideration to the Seller for the various other covenants and obligations of Seller pursuant to this Agreement.

1.2            Purchase Price Adjustment. If Seller fails to provide the FIRPTA Certificate (as defined herein) to Purchaser, Purchaser shall have the right, in its sole discretion, to withhold from the Purchase Price an amount equal to ten percent (10%) of the Purchase Price and remit such amount to the Internal Revenue Service in accordance with FIRPTA requirements.

1.3            Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on the Effective Date or at any other time and place as the parties may agree to in writing upon, among other things, the satisfaction or waiver, as applicable, of the condition precedents set forth in Section 1.5 and 1.6 of this Agreement. The date of the Closing is herein called the “Closing Date.”

1.4            Payment and Delivery. At the Closing, Seller shall deliver, or cause to be delivered, except as provided in the following sentence, to an electronic book-entry account in the name of Purchaser with the Company’s transfer agent, the Shares against payment of the Purchase Price in immediately available funds by wire transfer to the Seller’s account as instructed by Seller. The Seller, the Purchaser and the Company shall each deliver, or cause to be delivered, any forms or other documentation required by the Company’s transfer agent in order to effectuate the transfer of the Shares. If requested by Purchaser prior to the Closing (but only to the extent existing), Seller shall deliver, or cause to be delivered, physical certificates evidencing such Shares registered in the name of Purchaser promptly after the Closing.

1.5            Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser under this Agreement to Seller are subject to the satisfaction, at or before the Closing, of the following conditions, provided that Purchaser may waive any or all of these conditions in whole or in part without prior notice:

1.5.1            The assumption by the Seller, or one or more entities designated by the Seller, of the Webster Loan Guarantee relating to the property in Paramus, New Jersey (the “New Jersey Property”) owned by TPHGreenwich Holdings LLC (the “JV Entity”).

1.5.2            Each of Kramer Levin Naftalis & Frankel LLP, Houlihan Lokey, Inc. and Ackman Ziff Real Estate Group, LLC (the “Service Providers”) shall have provided to the Company full waivers regarding certain legacy accrued fees with respect to services rendered to the Company (the “Fee Waivers”), in each case, in the forms attached hereto as Exhibit A-1, Exhibit A-2, and Exhibit A-3.

1.5.3            The Company and the Purchaser shall enter into a stockholders’ agreement (the “Purchaser Stockholders’ Agreement”), in the form attached as Exhibit B hereto, establishing, among other things, the size of the Board of Directors of the Company (the “Board”) at five (5) directors as well as setting forth certain director nomination rights of the Purchaser.

1.5.4            The (i) partial termination by the Company and the Seller of that certain stock purchase agreement, dated January 5, 2024, by and between the Company and the Seller (the “Seller SPA”), except for any provisions of the Seller SPA which would cause an impairment or termination of the Seller’s representation and warranty insurance policy obtained concurrently with the Seller SPA and (ii) the termination and cancellation of the Seller’s right to receive penny warrants of the Company equivalent to 5% of the Company’s Common Stock, in each case, in the form of the partial termination of stock purchase agreement attached hereto as Exhibit C. Purchaser acknowledges that the terms set forth in Sections 2, 3, 4, 7(c), 13, and 25 of the Seller SPA and any definitions of defined terms set forth in such sections, and such additional provisions of the Seller SPA required to survive under the terms of Seller’s representations and warranties insurance policy to provide such insurance coverage to Seller shall each remain unmodified and in full force and effect, provided that such provisions shall survive solely with respect to Seller’s ability to maintain its representations and warranties insurance policy and shall in no event subject Buyer to any liability with respect to such surviving representations and warranties.

1.5.5            The termination and forfeiture by the certain securityholders of the Company listed in Annex A hereto of registration rights previously awarded to such holders by the Company, including, but not limited to the following agreements: (i) registration rights agreement, dated as of December 19, 2019, by and between the Company and the investors set forth on Schedule A thereof, (ii) registration rights agreement, dated as of February 14, 2024, by and between the Company and the investors set forth on Schedule A thereof, (iii) registration rights agreement, dated as of December 8, 2015, by and between the Company and MFP Partners, L.P. (“MFP”), (iv) registration rights agreement, dated as of December 8, 2015, by and between the Company and Third Avenue trust (on behalf of Third Avenue Real Estate Value Fund), (v) registration rights agreement, dated as of February 14, 2017, by and between the Company and the investors set forth on Schedule A thereof and (vi) registration rights agreement, dated as of October 22, 2021, by and between the Company and the investors set forth on Schedule A thereof.

1.5.6            Seller shall deliver to Purchaser a certificate in form and substance satisfactory to Purchaser certifying that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code (the “FIRPTA Certificate”).

1.5.7            Seller shall deliver to Purchaser officer certificates in the forms attached as Exhibit D-1 and Exhibit D-2 hereto.

1.5.8            All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of that date.

1.5.9            Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

1.6            Conditions Precedent to Seller’s Obligations. The obligations of Seller under this Agreement to Purchaser are subject to the satisfaction in, at or before the Closing, of the following conditions, provided that Seller may waive any or all of these conditions in whole or in part without prior notice:

1.6.1            The Operating Agreement of the JV Entity shall be amended as shown in the form attached hereto as Exhibit E to, among other things, remove any Company decision-making and/or consent rights with respect to the New Jersey Property and the JV Entity.

1.6.2            The Company shall have released the JV Entity’s obligation to pay, call capital and/or otherwise reserve for any such D&O insurance coverage (including insurance tail coverage) and the Seller’s obligation to hold back proceeds from the sale of property for any insurance policies of the Company, such release to be included in the operating agreement form attached hereto as Exhibit E.

1.6.3            The Company shall have (a) provided Seller with an irrevocable written right to cause the Company, at any time after the date that is 90 days following the Closing Date, to convey all of the Company’s interests in the JV Entity into a trust (the “Trust”) established for the benefit of the Company’s shareholders of record as of the conveyance date (and not for the benefit of the Company itself) pursuant to the terms of a trust agreement and an agreement of the Company with respect thereto, in each case, to be in the form attached to this Agreement as Exhibit F; and (b) caused to be terminated on the date that is 45 days following the Closing Date that certain Asset Management Agreement, dated as of February 14, 2024, between TPH Asset Manager LLC (a Company subsidiary) and the JV Entity (the “Asset Management Agreement”) and waived the JV Entity’s remaining obligations thereunder (including, without limitation, any obligation to pay any termination fees or other amounts thereunder due as of the Closing Date pursuant to the terms of the Asset Management Agreement), with such termination in the form of the termination agreement attached hereto as Exhibit G and having been approved by those lenders to the JV Entity’s subsidiaries as shall be entitled to approve such termination.

1.6.4            Purchaser shall deliver to Seller an officer’s certificate in the form attached as Exhibit H hereto.

1.6.5            All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of that date.

1.6.6            The condition precedent set forth in Section 1.5.3 shall have been satisfied.

1.6.7            Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

Section 2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that:

2.1            Title to Shares. Seller is the owner, beneficially and of record, of the Shares and has good and marketable right, title and interest in and to the Shares, free and clear of all liens, encumbrances, security agreements, claims, charges and restrictions, including, without limitation, any right of first refusal, preemptive, tag-along or other comparable obligations or restrictions. Upon payment for the Shares in accordance with this Agreement, Seller will convey the Shares to Purchaser, and Purchaser shall acquire good and marketable title to the Shares, free and clear of all liens, pledges, security interests, charges, contractual obligations, transfer restrictions, claims or encumbrances of any kind (other than any of the foregoing created by Purchaser or imposed by applicable securities laws).

2.2            Authority and Consents. Seller has the right, power, legal capacity and authority to enter into and perform Seller’s obligations under this Agreement, and no approvals or consent of any governmental or regulatory authority or other persons is necessary in connection herewith that have not yet been obtained. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as may be limited by the effect of rules of law governing the availability of equitable remedies.

2.3            No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach by Seller of, or constitute a default by the Seller under, any applicable law, rule or regulation, any provision of its organizational documents or any agreement, instrument, decree, judgment or order to which Seller is a party or by which Seller may be bound which would have a material adverse effect on the ability of Seller to comply with or perform any of its obligations under this Agreement. There is no action, suit, proceeding or investigation pending against Seller or, to Seller’s knowledge, currently threatened that questions the validity of this Agreement, or the right of Seller to enter into this Agreement or to consummate the transactions contemplated hereby or that would otherwise have a material adverse effect on the ability of Seller to comply with or perform any of its obligations under this Agreement.

2.4            Sophisticated Seller. Seller (a) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares, (c) has negotiated this Agreement on an arm’s-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and its subject matter and (d) has independently and without reliance upon Purchaser, and based on such information and the advice of such advisors as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. Seller acknowledges that neither Purchaser or any of its affiliates is acting as a fiduciary or financial or investment adviser to Seller, and none of such persons has given Seller any investment advice, opinion or other information on whether the sale of the Shares is prudent.

Section 3. REPRESENTATIONS, WARRANTIES and COVENANTS OF PURCHASER

Purchaser represents and warrants to Seller that:

3.1            Authority and Consents. Purchaser has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and no approvals or consent of any governmental or regulatory authority or other persons is necessary in connection herewith. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as may be limited by the effect of rules of law governing the availability of equitable remedies.

3.2            No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach by Purchaser of, or constitute a default by Purchaser under, any applicable law, rule or regulation, any provision of its organizational documents or any agreement, instrument, decree, judgment or order to which Purchaser is a party or by which Purchaser may be bound which would have a material adverse effect on the ability of Buyer to comply with or perform any of its obligations under this Agreement. There is no action, suit, proceeding or investigation pending against Purchaser or, to Purchaser’s knowledge, currently threatened that questions the validity of this Agreement, or the right of Purchaser to enter into this Agreement or to consummate the transaction contemplated hereby or that would otherwise have a material adverse effect on the ability of Purchaser to comply with or perform any of its obligations under this Agreement.

3.3            Purchase Entirely for Own Account. The Shares to be acquired by Purchaser will be acquired for investment for Purchaser’s own account and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents, warrants, and covenants that Purchaser does not presently have and does not intend to enter into any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares. Notwithstanding the terms of Section 6.11, this Section 3.3 shall survive the Closing for a period of three years.

3.4            Restricted Securities. Purchaser understands that the Shares will be “restricted securities” under applicable U.S. federal and state laws (and may bear a legend to that effect) and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the holding period for the Shares and requirements relating to the Company which are outside of Purchaser’s control.

3.5            Accredited Investor; Reliance on Exemption. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D of the Securities Act. Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the Securities Act and any applicable state securities laws, and that Seller is relying in part upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares.

3.6            Sophisticated Purchaser. Purchaser (a) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Shares, (c) has negotiated this Agreement on an arm’s-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and its subject matter and (d) has independently and without reliance upon Seller, and based on such information and the advice of such advisors as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement. Purchaser acknowledges that neither Seller nor any of its affiliates is acting as a fiduciary or financial or investment adviser to Purchaser, and none of such persons has given Purchaser any investment advice, opinion or other information on whether the purchase of the Shares is prudent. Purchaser further acknowledges and agrees that (i) Seller currently may have, and later may come into possession of, material non-public information with respect to the Company that is not known to Seller and that may be material to a decision to sell the Shares (“Excluded Information”), (ii) Purchaser has determined to acquire the Shares notwithstanding that such Excluded Information may exist and may not have been disclosed by the Company or the Seller to the Purchaser, (iii) the price for the Shares may significantly appreciate or depreciate over time and by agreeing to sell the Shares to Purchaser pursuant to this Agreement, Seller is giving up the opportunity to sell the Shares at a higher price in the future and (iv) Seller shall have no liability to Purchaser, and Purchaser to the fullest extent of the law waives and releases any claims, whether known or unknown, that it might have against Seller (or its affiliates or agents), whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with the sale of the Shares and the transactions contemplated by this Agreement. The Purchaser is fully aware of (i) the lack of liquidity of the Shares and the restrictions on transferability of the Shares and (ii) the speculative nature of the Shares. In addition, the Purchaser acknowledges that it has consulted with its own tax advisors regarding the potential tax consequences of acquiring the Shares.

3.7            Lock-Up. Purchaser hereby agrees that it shall not purchase any additional equity of the Company, including, without limitation, shares of Common Stock or any preferred stock, until the date that is 90 days following the Closing Date.

Section 4. FURTHER ASSURANCES OF SELLER AND PURCHASER

4.1            Each of the parties hereto shall execute and deliver any and all such other instruments, documents and agreements and take all such actions as either party may reasonably request from time to time in order to effectuate the purposes of this Agreement.

Section 5. Certain Covenants

5.1            The Company hereby agrees to use commercially reasonable best efforts to assist the Seller in connection with (a) any New York State and/or New York City real property transfer taxes (or similar charges) (collectively, “Transfer Taxes”) and the filing of any returns in respect of any Transfer Taxes that the Seller determines may be necessary in respect of the creation or operation of the Trust or other transactions contemplated by this Agreement (which Transfer Tax returns, if any, shall, consistent with Section 1.6.3, take the position that no Transfer Taxes are due upon such creation or operation, or other transactions contemplated by this Agreement), (b) any inquiry, audit, investigation, challenge, or assessment by New York State or New York City of any Transfer Tax returns or Transfer Taxes alleged to be due in respect of the creation or operation of the Trust or other transactions contemplated by this Agreement, or (c) any protest, contest, litigation, or other challenge or proceeding by the Seller contesting any Transfer Taxes assessed or asserted to be due in respect of the creation or operation of the Trust or other transactions contemplated by this Agreement. Such cooperation shall include the retention and the provisions of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a convenient basis to provide additional information and explanation of any material provided hereunder. Seller shall pay reasonable costs of the Company incurred with the foregoing, if any.

Section 6. MISCELLANEOUS

6.1            Termination of Agreement.

6.1.1            Notwithstanding anything else to the contrary contained herein, if by thirty (30) days following the Effective Date (the “Outside Date”), the conditions set forth in Section 1.5 of this Agreement have not yet been satisfied (or otherwise waived by the Purchaser) or (ii) the Closing has not otherwise occurred due to no fault of the Purchaser, this Agreement may be terminated by the Purchaser by written notice of such termination to the Seller.

6.1.2            Notwithstanding anything else to the contrary contained herein, if by the Outside Date, the conditions set forth in Section 1.6 of this Agreement have not yet been satisfied (or otherwise waived by the Seller) or (ii) the Closing has not otherwise occurred due to no fault of the Seller, this Agreement may be terminated by the Seller by written notice of such termination to the Purchaser.

6.1.3            To extent this Agreement is terminated pursuant to Section 6.1.1 or Section 6.1.2, neither party shall have any further obligations hereunder, other than those which are expressly stated to survive termination.

6.2            Transfer Taxes. Each of Seller and Purchaser hereby agree that any applicable Transfer Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement will be paid by Seller when due, and Seller will, at their own expense, file all necessary tax returns and other documentation with respect to such taxes, fees and charges. Notwithstanding the foregoing, the parties acknowledge for the avoidance of doubt, that they have taken the position that neither the creation or operation of the Trust, nor the transactions contemplated by this Agreement, will cause to be payable any Transfer Tax.

6.3            Finder’s or Broker’s Fees. Each party agrees to indemnify and hold harmless the other parties from and against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder’s fee alleged to be payable because of any act, omission or statement of the indemnifying party. For the avoidance of doubt, the Seller and the Purchaser hereby agree that any fees incurred by the Company subsequent to February 14, 2024 for services rendered by Kramer Levin Naftalis & Frankel LLP shall solely be the obligation of the Company and shall not be subject to the indemnification provisions contained in this Section 6.3.

6.4            Effect of Headings. The subject headings of the sections of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

6.5            Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter, and supersedes, merges and voids all prior and contemporaneous agreements, representations and understandings of the parties with respect thereto, whether written or oral. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless it expressly provides such by its terms. No waiver shall be binding unless executed in writing by the party making the waiver.

6.6            Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original (including signatures delivered via facsimile or PDF) and all of which taken together shall constitute one agreement and the same instrument shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. The parties may deliver this Agreement by facsimile or PDF and each party shall be permitted to rely on the signatures so transmitted to the same extent and effect as if they were original signatures.

6.7            Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the parties, their heirs, executors, administrators, successors and all other persons hereafter that become a party hereto. No rights or obligations hereunder may be assigned by any party without the written consent of the other party. Any attempted transfer or assignment by any party of its rights and obligations under this Agreement, without the consent of the other party, shall be null and void.

6.8            Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the party or to an officer of the party to whom the same is directed, or (b) sent by facsimile or other electronic or digital transmission method (including e-mail), or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Seller:

TPHS Lender LLC

c/o Davidson Kempner Capital Management LP

Attention: Adam Remo

Attention: Andrew Shore

520 Madison Avenue, 30th Floor

New York, NY 10022

Email: aremo@dkp.com

Email: ashore@dkp.com

If to Purchaser:

Steel IP Investments, LLC

c/o Steel Partners Holdings LP

Attention: Joseph Martin, Chief Legal Officer

590 Madison Avenue, 32nd Floor

New York, NY 10022

E-mail: jmartin@steelpartners.com

If to the Company:

Trinity Place Holdings Inc.

c/o Board of Directors

340 Madison Avenue, Suite 3C

New York, NY 10173

Attn: Steven Kahn and Matthew Messinger

Email: Steven.kahn@tphs.com; mattmessinger1@gmail.com

or to such other address as such party may from time to time specify in writing to the other parties. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile or other electronic or digital transmission method (including e-mail), or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

6.9            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

6.10          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

6.11          Survival of Representations and Warranties. The representations and warranties made by Seller and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

6.12          Expenses. Each party shall pay the expenses and costs incurred by it incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby.

6.13          Specific Enforcement. Notwithstanding anything to the contrary set forth herein, it is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.14          Prevailing Party to Receive Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the Prevailing Party (as hereinafter defined) shall be entitled to receive from the non-Prevailing Party an amount equal to the Prevailing Party’s costs incurred in such litigation, including, without limitation, the prevailing party’s attorneys’ fees, costs and disbursements. For purposes of this Section 6.14: (a) the term “Prevailing Party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment, or otherwise and (b) the term “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal, and any other legal proceeding, including mediation and arbitration. The provisions of this Section 6.14 shall survive the Closing or any earlier termination of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

Seller:

TPHS LENDER LLC

BY:	Midtown Acquisitions GP LLC, its Manager

By:	/s/ Joshua D. Morris
Name:	Joshua D. Morris
Title:	Manager

PURCHASER:

STEEL IP INVESTMENTS, LLC

By:	/s/ Jack L. Howard
Name:	Jack L. Howard
Title:	President

The Company has executed this Agreement for purposes of evidencing its agreement to the terms of Sections 1.4, 1.6.3, and 5.1.

TRINITY PLACE HOLDINGS INC.

By:	/s/ Steven Kahn
Name:	Steven Kahn
Title:	Chief Financial Officer

Signature Page to Stock Purchase Agreement